Exhibit Fee Tables

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

Resource REIT, Inc.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction (1)	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$2,487,548,137.78	.0000927	$230,595.72

Fees Previously Paid	—		—

Total Transaction Value	$2,487,548,137.78

Total Fees Due for Filing			$230,595.72

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$230,595.72

(1)	Title of each class of securities to which transaction applies:

Resource REIT, Inc. common stock, par value $0.01 per share (“common stock”)

Resource REIT, Inc. convertible stock, par value $0.01 per share (“convertible stock”)

(2)	Aggregate number of securities to which the transaction applies:

166,315,030 outstanding shares of common stock (including 866,015 shares of time vested restricted stock and 737,851 shares of performance restricted stock)

18,628 outstanding shares of convertible stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $2,487,548,137.78 (the “Total Consideration”). The Total Consideration was calculated by adding (a) the product of 166,315,030 shares of common stock (including time vested restricted stock and performance restricted stock) that are exchangeable for cash in the merger and the common stock merger consideration of $14.75 to be paid with respect to each share of common stock outstanding immediately prior to the merger plus (b) the product of 18,628 shares of convertible stock that are exchangeable for cash in the merger and the convertible stock merger consideration of $1,846.76 to be paid with respect to each share of convertible stock outstanding immediately prior to the merger. The filing fee equals the product of .0000927 multiplied by the Total Consideration.